UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

MeridianLink, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MERIDIANLINK, INC.
3560 Hyland Avenue, Suite 200
Costa Mesa, CA 92626

Address on and after May 30, 2025:
1 Venture, Suite 235
Irvine, CA 92618

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
RELATING TO THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2025

The following information is a supplement (the “Supplement”) to the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 23, 2025, (the “Proxy Statement”) furnished to stockholders of MeridianLink, Inc. (the “Company”) in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders to be held on Thursday, June 5, 2025, at 10:00 a.m. Pacific Time.

This Supplement is being filed with the Securities and Exchange Commission and is being made available to stockholders on or about May 29, 2025. Except as supplemented by the information contained herein, all information set forth in the Proxy Statement continues to apply.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

As of May 30, 2025, the Company will change its principal executive office to 1 Venture, Suite 235, Irvine, CA 92618 (“New Address”). All references in the Proxy Statement to the prior address on Hyland Avenue, including but not limited to, the address to use to communicate with the Board, to request a separate set of proxy materials if only one was delivered to your mailing address due to householding, to deliver written revocation of a proxy or vote and the address to use to send stockholder proposals to the Company, should be deemed to refer to the New Address on and after May 30, 2025.

This supplemental information should be read together with the Proxy Statement, which should be read in its entirety. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby and by the proxy supplement filed on May 12, 2025. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5 2025: This Supplement, the proxy supplement filed on May 12, 2025, our Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (which constitutes the “Annual Report to Stockholders”), are available at www.proxyvote.com.